================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                         ------------------------------

                               SCPIE HOLDINGS INC.
                                (Name of Issuer)


COMMON STOCK, $0.0001 PAR VALUE PER SHARE                           78402P104
     (Title of class of securities)                              (CUSIP number)


                                 NEIL H. KOFFLER
                               SC FUNDAMENTAL LLC
                          747 THIRD AVENUE, 27TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 888-9100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000


                                NOVEMBER 29, 2005
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)

                         (Continued on following pages)

                              (Page 1 of 18 Pages)

================================================================================

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 2 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------
----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                SC FUNDAMENTAL VALUE FUND, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC/OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                            [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                            265,727
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                                0

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                       265,727

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                           0

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              265,727

----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           2.65%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------







                                       2

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 3 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                SC FUNDAMENTAL LLC
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              New York
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
----------------------
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                          265,727

----------------------
                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                             0

----------------------
                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                     265,727

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              265,727
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           2.65%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               OO
----------------------    -------------------------------------------------------------------------------------------------------





                                       3

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 4 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                SC FUNDAMENTAL VALUE BVI, LTD.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                            [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                       British Virgin Islands
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                            200,473
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                                0

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                       200,473

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                           0

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              200,473
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           2.00%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO
----------------------    -------------------------------------------------------------------------------------------------------




                                       4

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 5 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                SC-BVI PARTNERS
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                          [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                          200,473

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                             0

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                     200,473

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              200,473
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           2.00%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------





                                       5

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 6 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                PMC - BVI, INC.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                            [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                          200,473

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                             0

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                     200,473

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              200,473
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           2.00%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO
----------------------    -------------------------------------------------------------------------------------------------------







                                       6

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 7 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                SC FUNDAMENTAL VALUE BVI, INC.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                              [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                          200,473

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                             0

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                     200,473

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              200,473
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                         [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           2.00%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO
----------------------    -------------------------------------------------------------------------------------------------------





                                       7

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 8 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                PETER M. COLLERY
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO/PF
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                               [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                100*
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                          466,200

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                           100*

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                     466,200

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                466,300**
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                         [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.66%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


*All of such shares are held by Mr. Collery as custodian for his children in the following amounts: (i) Claire Adams Collery: 70 shares; and (ii) Edward Arnold
Collery: 30 shares.

** Of such amount, 100 shares are held by Mr. Collery as custodian for his children as stated immediately above.



                                       8

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                           Page 9 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                NEIL H. KOFFLER
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO/PF
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                                [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                          466,200

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                             0

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                     466,200

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              466,200
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                          [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.66%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------





                                       9

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 78402P104                                             13D                                          Page 10 of 18 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                JOHN T. BIRD
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO/PF
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                                [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES

     BENEFICIALLY
       OWNED BY

         EACH
      REPORTING

     PERSON WITH
                          -------------------     ------------------------------------------------ ------------------------------
                                  8               SHARED VOTING POWER:                                          466,200

                          -------------------     ------------------------------------------------ ------------------------------
                                  9               SOLE DISPOSITIVE POWER:                                             0

                          -------------------     ------------------------------------------------ ------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                     466,200

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                              466,200
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                         [ ]

----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.66%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


           This Amendment No. 2 ("Amendment No. 2") amends the Statement on
Schedule 13D (the "Schedule 13D") filed on November 1, 2002, as amended, by and on behalf of SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners ("BVI Partners"), PMC-BVI, Inc. ("PMCBVI"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Peter M. Collery ("Collery") and Neil H. Koffler ("Koffler") as members of a joint filing group with respect to the ownership of the common stock, par value $0.0001 per share ("Common Stock"), of SCPIE Holdings Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D, as amended.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

           (a) The responses of the Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 2 are incorporated herein by reference. As of the close of business on December 2, 2005, the Reporting Persons beneficially owned (or are deemed, solely for purposes of Rule 13d-3, to have beneficially owned), directly or indirectly, an aggregate of 489,100 shares of Common Stock, representing approximately 4.88% of the Common Stock outstanding on December 2, 2005, (based on 10,012,391 shares of Common Stock outstanding as of November 3, 2005 as reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005). Each of the Reporting Persons, by virtue of Rule 13d-3, may be deemed to own beneficially the number of shares and percentages of Common Stock set forth opposite their names below.

                                            Shares of
Name                                      Common Stock            Percentage
----                                      ------------            ----------

SC Fundamental Value Fund, L.P.               265,727                2.65%
SC Fundamental LLC                            265,727                2.65%
SC Fundamental Value BVI, Ltd.                200,473                2.00%
SC Fundamental Value BVI, Inc.                200,473                2.00%
SC-BVI Partners                               200,473                2.00%
PMC-BVI, Inc.                                 200,473                2.00%
Peter M. Collery                              466,300 (1)            4.66%
Neil H. Koffler                               466,200                4.66%
John T. Bird                                  466,200                4.66%

(1) Includes 100 shares of Common Stock held by Collery as custodian for his children.

           (b) The responses of the Reporting Persons to (i) Rows (7) through
(10) of the cover pages of this Amendment No. 2 and (ii) Item 5a hereof are incorporated herein by reference. Bird, Koffler and Collery, by virtue of their status as members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

           Bird and Koffler, by virtue of their status as executive officers of BVI Inc., and Collery, by virtue of his status as the sole stockholder and an executive officer of BVI Inc., the managing general partner of BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner.

           Collery, by virtue of his status as the sole stockholder, director and executive officer of PMCBVI, a general partner of BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with PMCBVI, BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner.

           Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 100 shares of Common Stock of which he is the custodian for his children.

           (c) During the last 60 days, the following transactions in Common Stock were effected by the Reporting Persons on the New York Stock Exchange:


                                                 Number of
                                                   Shares
                                                 Purchased/     Price Per    Commission Per
        Reporting Person                            Sold          Share          Share            Date
        ----------------                            ----          -----          -----            ----
SC Fundamental Value Fund, L.P.                    (2,220)       18.0700         0.0050          11/8/05

SC Fundamental Value BVI, Ltd.                     (1,680)       18.0700         0.0050          11/8/05

SC Fundamental Value Fund, L.P.                    (4,790)       18.0190         0.0200          11/9/05

SC Fundamental Value BVI, Ltd.                     (3,610)       18.0190         0.0200          11/9/05

SC Fundamental Value Fund, L.P.                    (5,020)       18.0293         0.0200         11/16/05

SC Fundamental Value BVI, Ltd.                     (3,780)       18.0293         0.0200         11/16/05

SC Fundamental Value Fund, L.P.                    (4,450)       18.3610         0.0200         11/17/05

SC Fundamental Value BVI, Ltd.                     (3,350)       18.3610         0.0200         11/17/05

SC Fundamental Value Fund, L.P.                   (14,250)       19.5387         0.0200         11/18/05

SC Fundamental Value BVI, Ltd.                    (10,750)       19.5387         0.0200         11/18/05

SC Fundamental Value Fund, L.P.                   (15,390)       20.0807         0.0200         11/21/05

SC Fundamental Value BVI, Ltd.                    (11,610)       20.0807         0.0200         11/21/05

SC Fundamental Value Fund, L.P.                      (170)       20.1900         0.0050         11/21/05

SC Fundamental Value BVI, Ltd.                       (130)       20.1900         0.0050         11/21/05

SC Fundamental Value Fund, L.P.                    (1,310)       20.2000         0.0200         11/22/05

SC Fundamental Value BVI, Ltd.                       (990)       20.2000         0.0200         11/22/05


                                       12

                                                 Number of
                                                   Shares
                                                 Purchased/     Price Per    Commission Per
        Reporting Person                            Sold          Share          Share            Date
        ----------------                            ----          -----          -----            ----

SC Fundamental Value Fund, L.P.                    (5,190)       20.1929         0.0050         11/23/05

SC Fundamental Value BVI, Ltd.                     (3,910)       20.1929         0.0050         11/23/05

SC Fundamental Value Fund, L.P.                    (7,350)       20.3440         0.0200         11/29/05

SC Fundamental Value BVI, Ltd.                     (5,550)       20.3440         0.0200         11/29/05

SC Fundamental Value Fund, L.P.                    (3,590)       21.0147         0.0200         11/30/05

SC Fundamental Value BVI, Ltd.                     (2,710)       21.0147         0.0200         11/30/05

SC Fundamental Value Fund, L.P.                    (1,250)       21.0000         0.0200          12/1/05

SC Fundamental Value BVI, Ltd.                       (950)       21.0000         0.0200          12/1/05

SC Fundamental Value Fund, L.P.                   (13,000)       21.0139         0.0200          12/2/05

SC Fundamental Value BVI, Ltd.                     (9,800)       21.0139         0.0200          12/2/05


           (d) Not applicable.

           (e) On November 29, 2005, the Reporting Persons ceased to be the beneficial owner of more than 5% of the Common Stock.


ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

           Exhibit 1.  Joint Filing Agreement, dated December 5, 2005


             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated:  December 5, 2005

                                SC FUNDAMENTAL VALUE FUND, L.P.

                                By: SC Fundamental LLC, as
                                    General Partner

                                By: /s/  Neil H. Koffler
                                    -----------------------------------------
                                    Neil H. Koffler, Member



                                SC FUNDAMENTAL LLC

                                By: /s/  Neil H. Koffler
                                    -----------------------------------------
                                    Neil H. Koffler, Member



                                SC FUNDAMENTAL VALUE BVI, LTD.

                                By: SC Fundamental Value BVI, Inc.,
                                    as managing general partner of investment
                                    manager

                                By: /s/  Neil H. Koffler
                                    -----------------------------------------
                                    Neil H. Koffler, Vice President



                                SC-BVI PARTNERS

                                By: SC Fundamental Value BVI, Inc.,
                                    as managing general partner

                                By: /s/  Neil H. Koffler
                                    -----------------------------------------
                                    Neil H. Koffler, Vice President



                                PMC-BVI, INC.

                                By: /s/  Neil H. Koffler
                                    -----------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    Peter M. Collery, President (1)

                                SC FUNDAMENTAL VALUE BVI, INC.

                                By: /s/  Neil H. Koffler
                                    -----------------------------------------
                                    Neil H. Koffler, Vice President


                                /s/  Neil H. Koffler
                                -----------------------------------------
                                Neil H. Koffler as Attorney-in-Fact for
                                Peter M. Collery (1)


                                /s/  Neil H. Koffler
                                -----------------------------------------
                                Neil H. Koffler


                                /s/  Neil H. Koffler
                                -----------------------------------------
                                Neil H. Koffler as Attorney-in-Fact for
                                John T. Bird (2)



  (1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13G with respect to the Class A Common Stock of Winmill & Co. Incorporated, filed on November 26, 2003, and is hereby incorporated by reference.

  (2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit 2 to Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is hereby incorporated by reference.

                                  EXHIBIT INDEX

Exhibit No.           Description
-----------           -----------

    1                 Joint Filing Agreement, dated December 5, 2005